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            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 3

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

OMB Number:  3235-0104
Expires:  September 30, 1998

1.    Name and Address of Reporting Person

      Vida H. Lampkin
      237 Jackson Street
      Camden, Arkansas 71701-0878

2.    Date of Event Requiring Statement (Month/Day/Year)

      4/25/97

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)

       Omitted

4.    Issuer Name and Ticker or Trading Symbol

      HCB Bancshares, Inc.; HCBB

5.    Relationship(s) of Reporting Person(s) to Issuer

      [ X ]   Director
      [   ]   10% Owner
      [ X ]   Officer (give title below)
      [   ]   Other (specify below)

      Chairman of the Board, President and Chief
      Executive Officer
      ------------------------------------------

6.    If Amendment, Date of Original

      Not Applicable

7.    Individual or Joint/Group Reporting

      [ x ]   Form Filed by One Reporting Person
      [   ]   Form Filed by More than One Reporting Person


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       Table I -- Non-Derivative Securities Beneficially Owned

1.  Title of Security

    Common Stock, par value $0.01 per share

2.  Amount of Securities Beneficially Owned

    -0-

3.  Ownership Form: Direct (D) or Indirect (I)

    N/A

4.  Nature of Indirect Beneficial Ownership

    N/A




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    TABLE II -- Derivative Securities Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security

    N/A

2.  Date Exercisable and Expiration Date (Month/Day/Year)

    Date Exercisable                   Expiration Date
    ----------------                   ---------------
    N/A                                N/A

3.  Title and Amount of Securities Underlying Derivative Security

                                       Amount of
    Title                              Securities
    -----                              ----------
    N/A                                N/A

4.  Conversion or Exercise Price of Derivative Security

    N/A

5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I)

    N/A

6.  Nature of Indirect Beneficial Ownership

    N/A


EXPLANATION OF RESPONSES:
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/s/ Vida H. Lampkin                                April 17, 1997
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Signature of Reporting Person                          Date